Exhibit 99.1

                                  NEWS RELEASE

SALIVA DIAGNOSTIC SYSTEMS, INC ANNOUNCES TERMINATION OF MERGER DISCUSSIONS.

Medford, N.Y., May 21, 2002 -- Saliva Diagnostic Systems, Inc. (OTC BB: SVAD) announced that it terminated discussions with Chembio Diagnostic Systems, Inc. relating to the acquisition by the Company of all of the outstanding shares of Chembio. In November 2000, the Company announced that it had signed a letter of intent with Chembio relating to a possible merger. The parties are continuing to explore their future relationship.

In May 2002, Chembio Diagnostic which acted as the Company's contract manufacturer, issued a recall on certain lots of the Company's HIV products sent to Canada and Africa. The Company is investigating this incident, and at this time can not determine the impact it will have on the Company's future ability to market its products.

Saliva Diagnostic Systems, Inc., a Delaware corporation (the "Company"), is primarily engaged in the development, manufacturing and marketing of medical collection devices and rapid immunoassays for use in the detection of infectious diseases. Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than sales of the Company's collection devices, the Company has not yet commenced any significant product commercialization. The Company believes that its patented proprietary platforms, offer significant advantages compared to existing competitive blood and saliva based devices, including ease-of-use, lower total costs, and significantly reduced risk of infection from collecting and handling specimens.

Except for historical information contained herein, the matters discussed in this news release are forward- looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition to the factors set forth above, other important factors that could cause actual results to differ materially include, but are not limited to, technical risks associated with new technology development, government regulatory approvals and access to working capital. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC. The Company undertakes no obligation to update any of the forward-looking statements contained in its press releases .

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Copyright(C)2002, Saliva Diagnostic Systems, Inc. All rights reserved.
CONTACT: Leo Ehrlich, President and CEO (212) 937-3801